Exhibit 10.11

AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (the “Agreement”) is made and entered by and between BOJANGLES’ RESTAURANTS, INC., a Delaware corporation (the “Employer” or the “Company”) and KENNETH E. AVERY (“Employee”), effective as of April 27, 2011 (the “Effective Date”).

WITNESSTH:

WHEREAS, the Company and Employee are parties to a Severance Agreement dated November 28, 2007 (the “Original Agreement”) which provides Employee with certain severance benefits in the event of Employee’s termination of employment without cause (as defined in the Original Agreement) or Employee’s resignation following the occurrence of certain specified events;

WHEREAS, the severance protections provided under the Original Agreement would lapse upon a non-renewal of the term (as defined in the Original Agreement);

WHEREAS, the Company and Employee now wish to amend and restate the Original Agreement to (i) change the “Term” as set forth in the Original Agreement, and (ii) confirm that this Agreement shall be interpreted consistently with certain nonqualified deferred compensation tax laws; and

WHEREAS, in order to effect the foregoing, the Company and Employee wish to enter into this Agreement on the terms and conditions set forth below to amend and restate the Original Agreement.

NOW, THEREFORE, in consideration of Employee’s continued employment by the Company and in further consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1. Nature of Agreement. This Agreement provides payment of severance in certain circumstances more fully described herein, but is not an employment agreement and not a promise or contract of employment. At all times employment of Employee shall be deemed employment at will.

2. Term.

(a) Subject to the terms and conditions hereinafter set forth, the “Term” of the Original Agreement commenced on November 28, 2007 and has continued through the Effective Date of this Agreement. Upon the Effective Date of this Agreement and notwithstanding any Term in effect pursuant to the terms of the Original Agreement, the Term shall continue for the eighteen (18) months following the Effective Date (the “Initial Term”) and shall renew automatically for additional one (1) year Terms in the absence of written notice to the contrary by either of the parties hereto delivered at least one hundred-eighty (180) days prior to the end of the Term then in effect, and this Agreement shall automatically terminate upon the death of Employee. Notwithstanding the foregoing and contingent upon a “Change of Control” (as defined herein) occurring within the six-month period following the Effective Date, the Initial Term shall be extended for a period equal to the number of days following the Effective Date through the consummation of a Change of Control.

(b) For purposes of this Agreement, the term “Change of Control” means (1) a person, corporation, entity or group not currently a shareholder of the Company acquires, directly or indirectly, the beneficial ownership of 50% or more of the issued and outstanding stock of BHI Exchange Inc. (“BHI”), Bojangles’ International, LLC (“BI”) or the Company in a

single transaction or series of transactions; (2) BHI, BI or the Company is party to a merger, consolidation or similar transaction and following such transaction 50% or more of the issued and outstanding securities of said party is beneficially owned by a person, corporation, entity or group other than BHI, BI or the Company or an Affiliate of the Company; (3) the shareholders of BHI, BI or the Company approve a plan or proposal for the liquidation or dissolution of BHI, BI or the Company; or (4) during any two-year period, individuals who comprise a majority of the Board of Directors of BHI, BI or the Company (“the Board”) at the beginning of such two-year period do not comprise a majority of the Board at the end of such two-year period. “Affiliate” means, with respect to the Company, BHI and BI, any entity directly or indirectly controlled, controlling or under common control with the Company.

3. Termination for Cause. Notwithstanding anything to the contrary herein provided, Employee’s employment may be terminated immediately by Employer by written notice for “Cause” without the payment of any severance benefits. For the purposes of this Agreement, “Cause” shall be deemed to exist only by reason of any one or more of the following occurrences:

(a) Any willful misconduct which has a materially adverse effect upon the Company;

(b) The commission of any felony or any act of fraud against the Company;

(c) The material refusal or failure to follow directions of the Company’s Chief Executive Officer or Chairman within the reasonable scope of the Employee’s duties without proper cause or material failure to perform the Employee’s duties and services, if such material refusal or failure is not corrected within seven (7) days after written notice thereof from the Company’s Chief Executive Officer or Chairman or such material refusal or failure recurs following any such correction.

(d) Excessive use of alcohol or drugs which materially interferes with the performance of the Employee’s duties to the Company;

(e) Any embezzlement or misappropriation of Company property, funds or assets by Employee; provided, however, that the Employee’s incidental personal use of Company property such as automobiles, computers and cell phones shall not constitute the embezzlement or misappropriation of Company property; or

(f) Any material breach of the covenants or obligations under this Agreement.

Upon such termination for Cause, the Company shall only be required to pay (i) any unpaid base salary earned for services rendered through the date of such termination, and (ii) any accrued but unused vacation benefits; and no bonus payment, either in whole or in part, and no severance benefits under this Agreement shall be due, owing or payable.

In the event that Employee’s employment shall be terminated by Employer for Cause, Employer shall have no further obligations under this Agreement. Should the Company involuntarily terminate the Employee’s employment for any reason other than for Cause, the Employee may be entitled to certain severance benefits under this Agreement.

4. Confidential Information. Employee agrees that all materials and items produced or developed by him for Employer or obtained by him from Employer either directly or indirectly pursuant to this Agreement shall be and remain the property of Employer. Employee acknowledges that he will, or may, during his association with Employer, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of Employer, including but not limited to any or all of the following: Employer’s operations and training manuals; any other manuals or materials designated for use at any of Employer’s business locations; computer software; trade secrets; information, knowledge and know-how not generally known in the restaurant business pertaining to Employer’s business, business opportunities, products, services, pricing, standards, specifications, systems, procedures and techniques; profits, revenues, and financial information; marketing plans; strategic plans; franchisee relationships and terms and prospective franchisee relationships and terms; food recipes; and such other information or material as Employer may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). Employee shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of Employer, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Employee’s performance of his duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until Employer has released such information to the relevant trade.

5. Restrictive Covenants.

(a) During the Term of Employment. Except on behalf of Employer, during the Term hereof, Employee agrees that he shall not, for himself, or in conjunction with any person, persons, partnership or corporation or other form of entity own, maintain, invest in, make loans to, operate, engage in, be employed by, have any interest in, participate in any capacity in, or be connected in any manner (by franchising or otherwise) with, any business or entity which is, or is intended to be any quick-service restaurant operation, of similar variety, located within the “Designated Market Area” of any restaurant of Employer or any of its affiliates or franchisees (for all purposes related to this Paragraph 5, the term Employer shall mean Employer and any and all of its subsidiaries and affiliates) as defined by the Nielsen Ratings Service, or in the event that the Nielsen Ratings Service is no longer in the business of rating viewership of television advertising or otherwise materially alters its determination of Designated Market Area, then such comparable market area as defined by a replacement ratings service selected by Employer (“DMA”), other than a Bojangles’ restaurant. Such restrictions shall not apply, however, to any passive investment representing a less than two percent (2%) interest in the outstanding securities, capital or profits of any corporation, firm or other entity or investment in real estate that is leased or used by others.

(b) Following Termination of Employment. During the one-year period commencing with Employee’s termination of employment, Employee agrees that he shall not for himself, or in conjunction with any person, persons, partnership or corporation or other form of entity, encourage or solicit any individual to leave, or hire or attempt to hire any individual in the Company’s employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its current or prospective employees.

(c) Form of Relief. Employee hereby acknowledges that monetary damages may not be sufficient to compensate Employer for any economic loss which may be incurred by reason of Employee’s breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, Employer, in addition to any legal or equitable remedies available to Employer hereunder, shall be entitled to obtain equitable relief in the form of an injunction precluding Employee from continuing such breach.

(d) De Minimis Employment. For purposes of this Paragraph 5, employment in a non-managerial or non-executive capacity shall not constitute a violation of the restriction upon the Employee.

6. Benefits Payable Upon Involuntary Termination of Employment.

(a) Except as otherwise indicated in this Agreement, the Employee shall be entitled to receive the severance benefits specified below in subparagraph 6(b) in the event that at any time during the Term (i) the Company involuntarily terminates the Employee’s employment other than for Cause (as defined in Paragraph 3 of the Agreement); (ii) the Employee voluntarily terminates his employment as a result of a material adverse change in the nature of Employee’s responsibilities or Employee’s upward reporting relationship; provided, however, that before resigning, Employee provides the Company with written notice of his belief that his duties or reporting relationship have been materially changed and the Company does not adjust his duties or reporting relationship within 30 days, and Employee gives written notice of his termination of employment for this reason; or (iii) the Company moves the Employee’s primary office to a location more than 40 miles away from Employee’s then-current primary office. Under no circumstances shall any severance benefits be payable pursuant to this Paragraph if the Employee’s employment is terminated for Cause or if the Employee voluntarily terminates his employment with the Company other than pursuant to subparagraphs (ii) or (iii) above. No other payments, benefits or coverage shall be provided to the Employee during this severance period.

(b) Salary Continuation. If Employee’s employment with the Company ends for one of the reasons described in subparagraph 6(a), then Employee shall receive an amount equal to 105% of the Employee’s Compensation, as defined below, less applicable withholdings for the payment of wages, as “severance pay.” The severance pay shall be paid in the form of equal installments payments paid over the one (1) year period measured from the date of the Employee’s separation (provided the Employee does not violate the covenants and obligations of this Agreement) in accordance with the Company’s normal payroll practices for its employees

(i.e., bi-weekly). Employee’s Compensation is defined as the combined total of base pay and bonuses received in a calendar year by the Employee, utilizing the greatest amount received by the Employee for any of the three calendar years immediately preceding Employee’s separation.

7. Offset. The benefits payable to the Employee pursuant to Paragraph 6 are the only severance benefits to which the Employee shall be entitled upon the termination of employment with the Company, whether for any or no reason, and no other benefits shall be provided to the Employee pursuant to any other severance plan or program now or hereafter maintained by the Company. Should the Company be required to make a severance payment of any kind to the Employee under any other severance plan or program, then such payment shall be offset against and reduce the payments required to be made to the Employee under Paragraph 6 on a dollar-for-dollar basis.

8. Amendments. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom, enforcement of any waiver, change, modification, extension or discharge is sought.

9. Survival of Provisions. The provisions of Paragraphs 4 and 5 hereof shall survive the termination or expiration of this Agreement, regardless of the reason therefor.

10. Binding Effect and Assignability. This is an agreement for the personal services of Employee and these services may only be provided by Employee; accordingly, Employee may not assign his rights or obligations under this Agreement.

11. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

12. Acknowledgments. Employee acknowledges he has executed this Agreement freely and voluntarily and that it is fully binding and enforceable and effective as of the effective date of his increase in compensation and notification of eligibility, even though this Agreement may have been signed by him and/or by Employer subsequent to such date.

13. Gender and Number. In this Agreement, the masculine gender includes the feminine and neuter, the neuter includes the masculine and feminine and the singular includes the plural and the plural the singular whenever the context requires.

14. Notices. Any and all notices or other communications required or desired to be given hereunder by any party must be in writing and shall be deemed to be have been validly given to the other party if delivered personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, and properly addressed to the last known address for such party. If such notice or other communication is delivered personally, then such notice shall be conclusively deemed to have been given at the time of such personal delivery. If such notice or other communication is given by mail, then such notice shall be conclusively deemed to have been given forty-eight (48) hours after deposit in the United States mail.

15. Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of North Carolina applicable to agreements executed and to be wholly performed within the State of North Carolina. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.

Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.

16. Further Assurances. Employee shall, from time to time during the Term of his employment hereunder and during the period of one (1) year thereafter, at the request of Employer, execute and deliver all such further documents and assurances as may be reasonably required in connection with his obligations hereunder.

17. Entire Agreement. This Agreement embodies the entire agreement and understanding between Employer and Employee, and supersedes all prior agreements and understandings of such parties, relating to the subject matter hereof, except any existing shareholders agreements to which the Employee is a party and those agreements otherwise related to the award or ownership of the Company’s stock.

18. Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one (1) or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

19. Code Section 409A.

(a) Employee is advised to consult with Employee’s own tax advisors related to all tax matters related this Agreement and any compensation or benefits from the Company or its affiliates. It is intended that this Agreement and the payments hereunder shall either be exempt from or comply with the requirements of Internal Revenue Code section 409A and the Treasury Regulations and others guidance promulgated thereunder (collectively, “Section 409A”). For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In the event that any payment provided pursuant to this Agreement is subject to Section 409A, the applicable terms of this Agreement shall be interpreted in a manner that complies with Section 409A to the fullest extent possible. The parties agree to modify this Agreement or the timing of any payment (but not the amount) to the extent necessary to comply with Section 409A and avoid application of any taxes, penalties, or interest thereunder. Notwithstanding the foregoing, to the extent that this Agreement or any payment under this Agreement shall be deemed not to comply with Section 409A, then the Company and its affiliates and their respective owners, directors, employees, and agents shall not be liable to Employee in anyway.

(b) Notwithstanding anything to the contrary in this Agreement, if the stock of the Company (or any other corporation, trade or business that would be treated as a single employer with the Company under Sections 414(b) or (c) of the Internal Revenue Code is publicly traded on an established securities market on the date of the Employee’s termination of employment and the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code as of such date, then no payments under this Agreement to the extent they are subject to Section 409A shall be made to the Employee before the earlier of the date which is six months after the date of the Employee’s termination of employment or the date of the Employee’s death. Any such payments that would otherwise have been made to the Employee under this Agreement during such period shall be accumulated without interest and paid to the Employee on the earlier of such dates.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the 27th day of April, 2011.

BOJANGLES’ RESTAURANTS, INC.

By:	/s/ James R. Kibler
President and Chief Executive Officer

KENNETH E. AVERY

/s/ Kenneth E. Avery